Exhibit 99.3

VASCO Data Security International, Inc.

VASCO Data Security International Earnings Conference Call

Edited Transcript

April 25, 2013

CORPORATE PARTICIPANTS

Kendall Hunt VASCO Data Security International - Chairman and CEO

Jochem Binst VASCO Data Security International - Director of Corporate Communications

Jan Valcke VASCO Data Security International - President and COO

Cliff Bown VASCO Data Security International - EVP, CFO and Secretary

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Fred Ziegel Topeka Capital Markets - Analyst

Jim Moore FBR Capital Markets - Analyst

Elizabeth Colley Needham & Company - Analyst

Jim Gentrup Discovery Investments Resources - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Q1 2013 VASCO Data Security earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, (Operator Instructions).

I would now like to turn the conference over to Kendall Hunt, VASCO Data Security. Please go ahead, sir.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Thank you, operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt, and I’m the Chairman, founder, and CEO of VASCO Data Security International, Inc. On the call today with me are Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on forward-looking statements.

Jochem Binst - VASCO Data Security International - Director of Corporate Communications

Thank you, Ken. Ladies and gentlemen, statements made in this conference call that relate to future plans, events, or performances, are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words, is forward-looking. These statements involve risks and uncertainties, and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard. Thank you.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Thank you, Jochem. Today, we are going to review the results for first-quarter 2013. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Q1 2013 was a solid quarter. Revenue from continuing operations was approximately $35.4 million, an increase of approximately 10% compared to the first quarter of 2012. Further, Q1 2013 was another profitable quarter, our 41st consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 65% of revenue. Our operating income from continuing operations was approximately 8% of revenue for the quarter. At March 31, 2013, our net cash balance was approximately $104.6 million, and we had approximately $131 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s future growth.

VASCO’s existing traditional on-premise business serves as a stable base for our future growth. We expect steady growth from this business in the future, despite its irregular character from quarter to quarter. As a reminder, our traditional business consists of banking, enterprise security, and applications security that is installed and managed by our customers on their premises.

Our banking revenues for Q1 2013 were approximately $29.4 million, an increase of approximately 19% when compared with Q1 2012. We believe this demonstrates that the financial industry in EMEA is gaining strength. Conversely, our enterprise and applications security revenues were approximately $5.9 million for Q1 2013, an increase of approximately 21% — excuse me — a decrease of approximately 21%. We were successful in increasing our sales organization by 6% in Q1. We expect to continue investing in this group throughout the remainder of 2013 and into 2014. As these sales people gain more experience, we expect to see positive gains in enterprise and applications securities sales through these periods and beyond.

In April 2012, VASCO introduced its cloud-based security services platform, MYDIGIPASS.com. This platform is directed towards the consumer. Please understand that it is a work in progress. Since its introduction, we have continued to develop and improve its features and functions. On March 1, we introduced an enhanced version of the MYDIGIPASS.COM portal, based on user feedback that we received. These changes included a smoother log-in process for MYDIGIPASS.COM mobile app users, secure storage of static passwords in a password vault, and, finally, localized and branded launch pads.

We believe that MYDIGIPASS.COM can be a global success, and we are particularly optimistic about the American market. For this reason, we are hiring a services-focused team based on the West Coast of the United States. We have placed the first management positions, the Vice President of Sales, and the Director of Marketing Programs for MYDIGIPASS.COM.

In brief, our MYDIGIPASS.COM platform continues to develop as the valuable tool we believe the world’s Internet users need. We will continue to announce new features and capabilities throughout 2013. In Gartner’s Magic quadrant for user authentication, VASCO is positioned as a leader — a positive acknowledgment for the hard work of VASCO’s people, and its versatile and high quality products and services. In 2013, VASCO will focus on enhancing its leadership position in this category.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International - President and COO

Thank you, Ken. Ladies and gentlemen, in the first quarter of 2013, we saw a solid performance of our traditional business and the banking vertical in general. We believe that this shows once again the robustness of our market.

Our traditional business provides us with the resources needed to invest in our future success. In the R&D field, we made important progress during this first quarter. Ken already told you about the new features of MYDIGIPASS.COM. In the MYDIGIPASS.COM field, we see encouraging signs in the markets where the Tier 1 early adopters starts offering our services to its consumers. Infocert in Italy is a good example. We have generated a lot of positive media coverage and Web traffic based on our local MTDIGIPASS.COM launch. Our next step is to help our local customer with the activation of its end-users. We believe that we will be able to create a domino effect by aiming at an early adopter for the local markets.

Highlights for the quarter included new references for MYDIGIPASS.COMN. With Monnizze and ElloMobile, we added two interesting new services to our MYDIGIPASS.COM reference list, an electronic meal voucher system and a telecom operator. In Europe, our sales team for MYDIGIPASS.COM is fully operational. As Ken mentioned, we hired a VP of Sales for MYDIGIPASS.COM in the United States. His short-term priority will be to organize a team of at least three salespeople. This sales team will focus on acquiring new websites and ASPs for MYDIGIPASS.COM.

We also strengthened our offerings in our traditional business with some important new products, including - the DIGIPASS 870, a card reader with what you see is what you sign functionality, the new version of the IDENTIKEY Federation Server, offering extended support for application and service providers.

Also in the future, we will keep investing in our service model without neglecting our banking, application, and enterprise security business.

VASCO is ready for its role as a successful innovative company. We are and we will be a market-driven company. In addition, we want to be a leader in innovation. Innovation is of the utmost importance for VASCO’s future success. We want to be able to offer our customers state-of-the-art authentication products now and in the future. Our advanced development department is assigned the task to develop those technologies that will be needed in the security market in the next two to five years. What we don’t develop in-house, we expect to add to our portfolio through our historic strategy of acquiring companies with products or services the market is demanding. We refer to these as technology tuck-ins.

We believe that the Internet security will become even more important in the future, translating into more business for VASCO. Big names in Internet commerce, finance, and social media are under assault by sophisticated hackers. These attacks are not only costly, but they are also very disruptive. Sites are taken offline. Individuals have their identity stolen. Companies’ reputations are compromised, and stock markets crash. We are at war. Static passwords must be outlawed either by our regulators or by common sense. Thank you.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Thank you, Jan. Now I would like to introduce Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

Thank you, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the first quarter of 2013 were $35.4 million, an increase of $3.1 million or 10% from the first quarter of 2012. The increase in revenue for the first quarter reflected a 19% increase from the banking market, partially offset by a 21% decrease from the enterprise and applications securities market.

We believe that the respective changes in revenues in both markets reflect primarily the transactional nature of our business rather than a significant change in market conditions, either economic or competitive. The distribution of our revenue in the first quarter of 2013 between our two primary markets was approximately 83% from the banking market and 17% from the enterprise and application security market. In the first quarter of 2012, approximately 77% came from the banking market, and 23% came from the enterprise and application security market.

The geographic distribution of our revenue in the first quarter of 2013 was approximately 62% from EMEA; 9% from the United States; 13% from Asia, and the remaining 16% from other countries. For the first quarter of 2012, 60% of the revenue was from EMEA; 9% was from the United States; 20% from Asia, and 11% from other countries.

Gross profit as a percentage of revenue, or gross margin, for the first quarter of 2013 was approximately 65% and compares to 68% from the first quarter of 2012. The decrease in gross margin is primarily related to a decrease in the percentage of our revenues that came from enterprise and application security market, and a decline in the gross margin of deals done in the banking market, in part due to an increase in card readers as a percentage of total revenue, partially offset by a decrease in non-product related cost of goods sold.

As mentioned in previous calls, revenue from our enterprise and application security market generally has margins that are 20 to 30 percentage points higher than the banking market. As noted earlier, the percentage of total revenue that came from the enterprise and application security market decreased from 23% in the first quarter of 2012 to 17% in the first quarter of 2013. Gross margins related to the banking market in any specific period will vary based on a number of factors, including, but not limited to, the products sold, the quantity sold, the geographic location of the sales, and the competition based on product or geography.

Generally we experience significant competition when the sale involves card readers, and as a result, card readers have a gross profit margin that is approximately 15 to 25 percentage points lower than other hardware-related margins. Card readers represented 16% of our total revenue in the first quarter of 2013 as compared to 13% of our total revenue in the first quarter of 2012.

Charges to cost of goods sold that are not directly related to the manufacture of product, which include, but are not limited to, freight charges, inventory write-downs, cost of labels, and other components that are not valued as part of our inventory, were lower in the first quarter of 2013 than in the first quarter of 2012. We estimate that the nonproduct-related costs were approximately 3% of revenue in the first quarter of 2013 compared to 5% of revenue in the first quarter of 2012. The reduction in costs primarily reflects the fact that we wrote down selected inventory items to net realizable value in the first quarter of 2012. There was no similar adjustments booked in first-quarter of 2013.

Operating expenses for the three months ended March 31, 2013 were $20.4 million, an increase of $0.7 million, or 4% from the quarter ended March 31, 2012. The increase in consolidated operating expenses was primarily related to a 5% increase in our average headcount, partially offset by a decrease in costs associated with our long-term incentive plans of approximately $0.3 million. Operating expenses reflected an increase of $0.2 million, or 2%, in sales and marketing, an increase of $0.1 million, or 3% in research and development, and an increase of $0.4 million, or 7% in general and administrative expenses. Operating income for the first quarter of 2013 was $2.7 million, an increase of $0.5 million, or 23%, from the first quarter of 2012. Operating income as a percent of revenue, or operating margin, was 8% for the first quarter of 2013 compared to 7% for the first quarter of 2012.

The Company reported income tax expense of $494,000 for the first quarter of 2013 compared to $530,000 for the first quarter of 2012. The decrease in tax expense is attributable to a decrease in our estimated full-year tax rate for 2013 compared to 2012, partially offset by an increase in pretax income. The effective tax rate was 17% for the first quarter of 2013 compared to 21% in the first quarter of 2012. The decline in the tax rate was primarily related to the fact that our US and Swiss subsidiaries made their final payments for the purchase of intangible assets from our other subsidiaries in 2012.

We expect that the tax rate may be volatile in future period, as changes in the geographic location of earnings will be taxed at substantially different rates. We expect the changes in pretax income and territories where our US subsidiary owns the intellectual property rights will be taxed at a rate approximating the US statutory rate, while changes in pretax income in territories where our Swiss subsidiary owns the intellectual property, will be taxed at rates ranging from 8% to 34%.

The makeup of our workforce as of March 31, 2013 was 383 people worldwide, with 183 in sales, marketing, customer support and operations; 141 in research and development; and 59 in general and administrative. The average headcount for the first quarter of 2013 was 379 persons, which is 5% higher than the average headcount for the first quarter of 2012 of 361 persons.

Our balance sheet continued to show strength of our operations. Our net cash balance at March 31, 2013 was $104.6 million, a decrease of $1.8 million, or 2%, from December 31 of 2012. And our working capital balance at March 31, 2013 was $130.9 million, an increase of $1.4 million, or 1% from December 31 of 2012. The decrease in cash is primarily due to an unfavorable change in exchange rates from December 31, 2012 to March 31, 2013, and the purchase of end-of-life processors, as described in our 10-K for the year ended December 31 of 2012. We had no debt outstanding at either March 31, 2013 or December 31, 2012.

Thank you for your attention. And I would now like to turn the meeting back to Ken.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Thank you, Cliff. We are reaffirming the guidance that we gave during the last conference call.

We expect that our revenue from our traditional business, which excludes our new service product offerings for full-year 2013, will be in the range of $162 million to $167 million.

We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 12% to 14% of revenue.

This concludes our presentations today, and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. You have additional questions, please get back into the queue.

Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Ken, last year, you talked a lot about order — year-over-year order growth rates. I don’t hear anything this quarter. Sounds like they were okay based on the press release, but could you give us a little color on what you are seeing?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

I can do that, Joe. It’s Cliff. The order intake this quarter was lower than the first quarter of last year, but it was comparable to the first quarter of 2011. And, as you may recall, 2011 was our strongest year in the Company’s history. So, even though it was down, we were still quite comfortable that it was strong in Q1.

Joe Maxa - Dougherty & Company - Analyst

And then your pipeline — with your pipeline outlook, are you feeling like Q2 will be a normally seasonally strong quarter like you have seen historically?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Jan, will you address that, please?

Jan Valcke - VASCO Data Security International - President and COO

Yes. Thank you. Yes, the pipeline — and I would say that I continue what Cliff is saying, that in the pipeline, it’s quite comparable like it was last year or the year before.

Joe Maxa - Dougherty & Company - Analyst

All right. That’s (multiple speakers) —

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

(multiple speakers) Joe, in terms of Q2 seasonality, we would expect an uptick based on our traditional trends. As you know, since you have followed us for a number of years, Q2 and Q4 traditionally are stronger than Q1 and Q3.

Joe Maxa - Dougherty & Company - Analyst

Right. Understood. That’s my two, so I will jump back in the queue.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

All right. Thanks, Joe.

Operator

Fred Ziegel, Topeka Capital Markets.

Fred Ziegel - Topeka Capital Markets - Analyst

All of the publicity around, I guess, most recently, the Twitter account hacks and AP, and all the companies that have or are moving to two-factor authentication, how are they approaching it? Or, maybe more directly, is there — it would seem to me as MYDIGIPASS would be a perfect solution for some of these problems. Can you kind of put yourself in that framework?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Yes. I think you’re absolutely right. It’s almost getting ridiculous. We see hacking attacks all the time, and many of these websites just don’t do anything. I don’t know if they look at it as the cost of doing business, but I would think it’s to the point where their reputations are being smeared. And the users — their customers — should be just outraged right now.

Do we have a solution? Yes, you bet we do, and we are calling on those firms that have had these problems. And we expect that, eventually, we will make some progress. Jan, do you have anything else you would like to add to that?

Jan Valcke - VASCO Data Security International - President and COO

Well, yes, maybe a little bit high-level information. We see now really in the US what happens already years ago in Europe, where the consumers are getting motivated to use security so that their identities are not stolen. For many years, the West was doing difficult — all the West consumers was doing difficult about that. And that, I think, is a trend that is changing tremendous. If you read all those articles and you will see what’s happening now.

So I believe, yes, we have everything. We are the specialists, of course, of security for consumer businesses, so I think we have every enhanced to really do the business over there in California and the rest of the US.

Fred Ziegel - Topeka Capital Markets - Analyst

So, for companies, I think, like Microsoft, Facebook, I think Google, who have all gone to two-factor, have they grown something internally? Or have they gone to a competitor? Or how are they trying to solve that problem?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Well, again, it’s a variety of solutions. Some use an out-of-band SMS text message to send the password for the session, for the person to sign on. We have that capability. We don’t like it very much. We don’t recommend it very much. We don’t think it’s as secure as it should be. I think that soft tokens are being used. We have soft tokens. Some of the companies you’ve talked about have produced something homegrown. You might ask them if they would use it for their own network security for their own employees, I think the answer would be no. So it’s better, maybe, than fixed or static passwords, but it’s certainly not effective enough or sufficient.

Fred Ziegel - Topeka Capital Markets - Analyst

Okay. And one last question from me for Cliff. I know you said tax rate is going to move around, but what should we — what do you think we should be using as a go-forward? 20%?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

Well, for this year, Fred, US GAAP requires us to take a forward look as to where we think we are going to have those earnings in 2013. So our 17% rate in the first quarter reflects our current best estimate for the full year. If DIGIPASS as a Service takes off in the US and we start to realize more income in the US, that tax rate will go up. So when I think about a longer-term, 20% or low 20% range is reasonable, but now we are talking about years after 2013.

Fred Ziegel - Topeka Capital Markets - Analyst

Yes. Okay. Thanks.

Operator

(Operator Instructions) Daniel Ives, FBR Capital Markets.

Jim Moore - FBR Capital Markets - Analyst

This is Jim Moore on for Dan. Just a quick question with regards to the M&A landscape. Just wondering if you guys are seeing anything interesting there? You guys alluded to or talked about potential tuck-ins.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Well, we are always looking. I think, traditionally, we always look. We have a small staff. That’s their job. We are interested in moving outside our current on-premise solution. I won’t discuss exactly what that is, but I can tell you and the others that that is a very high priority for us, is to find services and products that, as Jan said earlier, that we can acquire the companies for their services and products, and tuck them in. We call that a technology tuck-in. So, you can rely on the fact that we will continue to pursue that.

Jim Moore - FBR Capital Markets - Analyst

Okay. Great. And with respect to your comment last quarter about expecting meaningful revenue from MYDIGIPASS.COM for 2013, is that still in play at this point?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Yes, I think it is. As Jan mentioned in his prepared remarks, we are gaining more traction. He mentioned a couple of firms that are customers that are using our products, rolling out to their customers. And, again, I think we continue to emphasize that.

With our new VP of Sales, we have somebody that eats, sleeps, and drinks MYDIGIPASS.COM. He’s going to be hiring, initially, three salespeople, that will report to him out on the West Coast. So we’ll have more focus than ever on that part of our business. Certain of our other traditional salespeople also have the responsibility for MYDIGIPASS.COM in their territories. So they have the option — the customers have the option of our traditional on-premise solution or the in-the-cloud MYDIGIPASS.COM solution.

Jim Moore - FBR Capital Markets - Analyst

Great. Thanks.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Sure.

Operator

Elizabeth Colley, Needham.

Elizabeth Colley - Needham & Company - Analyst

In the financials vertical, is there anything that stands out in the different geographies? We’ve heard questions around the conditions of financials in Japan. Is that affecting your businesses in Asia?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Jan, why don’t you handle that?

Jan Valcke - VASCO Data Security International - President and COO

No. I haven’t heard anything about financials in Japan. And I can ensure you that our Japanese businesses are stronger than ever.

Elizabeth Colley - Needham & Company - Analyst

Okay.

Jan Valcke - VASCO Data Security International - President and COO

So if there are problems there, at least we don’t feel them.

Elizabeth Colley - Needham & Company - Analyst

Okay. And we also — we see that you guys reiterated your operating margins for the year. Do you think there could be any additional cost controls, maybe in the second half of the year?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

Elizabeth, we are looking at increasing our investment in the sales staff. So if you’re looking to model operating expense, I wouldn’t anticipate that the expenses would go down. I expect that they will ratchet up incrementally as we go through the year. Also, we have a number of trade shows and other marketing activities that we would be planning relating to MYDIGIPASS.COM. So I think that — we always look to become more efficient in what we are doing, so we do expect reductions in some areas. But on balance, I would expect them to move up incrementally over the coming quarters.

Elizabeth Colley - Needham & Company - Analyst

Okay. Thank you.

Operator

Jim Gentrup, Discovery Investments Resources.

Jim Gentrup - Discovery Investments Resources - Analyst

I wonder if you guys could give us a little bit of more information on what DIGIPASS as a Service is costing you, just kind of the operating loss we should assume for this year?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

We don’t break that out, Jim, as you know, in looking at our prior years. It’s substantial — it’s several million dollars annually. But we don’t break that out. We include that, historically, largely, in the R&D line. And as you’ve looked at our historical results, the number of engineers that we have onboard has increased substantially over the last couple of years. The actions now, while still heavy in R&D, are incrementally turning to the sales and marketing side. But at this stage, we prefer not to talk about specific numbers.

Jim Gentrup - Discovery Investments Resources - Analyst

Okay. All right. Fair enough. And then my other question has kind of two prongs to it. As you look out through the full year, in the banking area, especially given Q1 numbers, the growth there, was Q1 in 2012 just kind of a weak quarter or —? Because 19% growth is pretty robust. Just wondering, are you just being conservative going forward with your guidance? Or do you expect a pretty good bounce-back here?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

2011, Jim, you may recall, was one of our strongest quarters. In fact, it was a bit of a surprise for management how strong Q4 2011 was. And we ended up recording incremental incentive costs in our OpEx, because it exceeded our expectations. So the answer is, yes, I would say Q1 2012 was a bit lower, because some of those transactions had actually occurred in Q4 of 2011.

Jim Gentrup - Discovery Investments Resources - Analyst

Okay. And then so if I could just sneak in the one — one more question of just about the application security business, is that down 21%? What are you expecting overall from that segment this year? Is that going to bounce back and be flattish or —? Can you give us some more color there?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Yes, Jim, this is Ken. We do have a condition, I guess we’d call it a irregular performance from quarter-to-quarter. Sometimes it’s good. In the first quarter of last year, we had a very large enterprise deal that occurred in the first quarter. And so I think that’s the rationale for the difference of revenues or comparison of enterprise and application security revenues in Q1 of this year.

Jim Gentrup - Discovery Investments Resources - Analyst

Okay. So this business has seemingly kind of been stagnant with over the past couple of years. So I just — that’s the kind of reasoning behind the question. So that’s (multiple speakers) — just trying to get an idea of the focuses.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

(multiple speakers) Yes, Jan might answer the question. But we report — we commented about we’ve been working to build up our enterprise and application security salespeople. We call that the direct touch. That just really means that we’ve got salespeople that call on the enterprise and application security prospects directly instead of going through a channel.

So we have a combination of a channel sales program that we use with organizations, more likely in countries and territories where we don’t have a local presence. And then in the larger countries and cities, we have our own direct touch salespeople. So we think they’re getting up to speed. They’ve been onboard for a while. Everybody knows on that call, normally it takes six months or so for a new salesman to get up to speed. So we are at that dynamic, I think, now.

Jan, do you have any other points you’d like to make?

Jan Valcke - VASCO Data Security International - President and COO

No, not really. You explained it quite well, Ken.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

All right. Thanks.

Jim Gentrup - Discovery Investments Resources - Analyst

Yes. Okay. I appreciate that. Thank you.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Sure.

Operator

(Operator Instructions) Joe Maxa, Doherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Just on the MYDIGIPASS, your services in general — meaningful revenues. I mean, I’m just trying to get a sense of what that could mean to you. Just — I’m thinking just in the single millions, potentially. I mean, it’d be too early to expect anything more than that. Is that kind of the right flavor we should be looking at?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

Well, this is a subscription model. MYDIGIPASS.COM, we are focused on consumers. We can get to those consumers by signing up application service providers or online merchants that sell all kinds of things. So we are going to be evaluating how we are doing by how we build up, I guess you would call, the deferred revenues. So we really aren’t prepared to talk about any specific numbers other than we are expecting to move the rock this year. What substantial means, I’m just not really ready to talk about that.

Joe Maxa - Dougherty & Company - Analyst

Okay. So we should be looking more in deferred revenue as a better proxy, which obviously makes sense?

Kendall Hunt - VASCO Data Security International - Chairman and CEO

That’s how we’ll know that we’re doing well.

Joe Maxa - Dougherty & Company - Analyst

Right. Right. On the gross margin front, Q2 seems to be the seasonally weakest margin, looking back several years. Is that what we should — I mean, I’m thinking we’d expect that as you have higher revenues. But is there really much difference between Q2 and Q4, both being seasonally strong on the revenue, but Q2 being a little bit lower margin, typically?

Cliff Bown - VASCO Data Security International - EVP, CFO and Secretary

Well, I think what you would normally see is it goes with the mix between banking and enterprise security, Joe. So those periods where we have seasonally higher revenue is generally because the absolute amount of the banking revenue is dominant. So that would drive the margins more than just seasonality itself.

And overall, given that the margins vary based on all of the factors that I mentioned in our prepared remarks — the size of the deal, location of the deal, competition, the exchange rates that are in play at that time — it’s really hard to pin down exactly what the margins are. But as we’ve talked before, we believe it will be in the mid-60s range, is where we are generally comfortable.

Joe Maxa - Dougherty & Company - Analyst

Right. Right. Okay. That’s it for me. Thank you.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

You’re welcome, Joe.

Operator

And there are no further questions at this time.

Kendall Hunt - VASCO Data Security International - Chairman and CEO

All right. Thank you, operator. I’d like to, as always, thanks, everybody, for your participation today and your very good questions. Hopefully, we addressed all of your questions properly. You’re always invited to call back later today or tomorrow for further discussion one-on-one.

I’d also like to thank VASCO’s wonderful people that worked so hard and are so innovative, as we said in the earlier comments. And we’re very proud of all of you.

At this time, I’d like to bid everybody a good afternoon or evening or whatever time zone you’re in. Good bye for now.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please (technical difficulty).